EXHIBIT 10.6

CAVCO INDUSTRIES, INC. STOCK INCENTIVE PLAN

(Effective June   ,  2003)

1.	Objectives. The Cavco Industries, Inc. Stock Incentive Plan (the “Plan”) is designed to retain selected Directors of Cavco Industries, Inc. and employees of Cavco Industries, Inc. and all subsidiaries, partnerships and affiliates with regard to which Cavco Industries, Inc. owns, directly or indirectly, at least 80% of the ownership interest therein, and reward them for making significant contributions to the success of Cavco Industries, Inc. These objectives are to be accomplished by making awards under the Plan and thereby providing Participants with a financial interest in the growth and performance of the Company. The Plan shall not constitute a “qualified plan” subject to the limitations of Section 401(a) of the Code, nor shall it constitute a “funded plan” for purposes of such requirements. This Plan shall be exempt from the participation, vesting, funding requirements and the fiduciary requirements of the Employee Retirement Income Security Act of 1974 , as amended (“ERISA”).

2.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

"Act” means the Securities Exchange Act of 1934, as amended.

"Administrator” means the Compensation Committee of the Board which will be comprised of two or more nonemployee Directors.

"Affiliate” means any direct or indirect subsidiary or parent of Cavco Industries and any partnership, joint venture, limited liability company or other business venture or entity in which Cavco Industries owns directly or indirectly at least 80% of the ownership interest in such entity, as determined by the Administrator in its sole and absolute discretion (such determination by the Administrator to be conclusively established by the grant of an Award by the Administrator to an officer or employee of such an entity).

"Award” means a Cash Award, Option, Restricted Stock Award, or Restricted Stock Unit Award.

“Award Agreement” means an agreement between Cavco Industries and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

"Beneficiary” means such person or persons, or the trustee of an inter vivos trust for the benefit of natural persons, designated by the Participant in a written election filed with the Administrator as entitled to receive the Participant’s Award(s) in the event of the Participant’s death, or if no such election shall have been so filed, or if no designated Beneficiary survives the Participant or can be located by the Administrator, the person or persons entitled thereto under the last will of such deceased Participant, or if such decedent left no will, to the legal heirs of such decedent determined in accordance with the laws of intestate succession of the state of the decedent’s domicile.

"Board” means the Board of Directors of Cavco Industries, as the same may be constituted from time to time.

“Cash Award” means an award denominated in cash.

"Cavco Industries” means Cavco Industries, Inc., a Delaware corporation, or any successor thereto.

“Change in Control” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Cavco Industries is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) a third person, including a “Group” as defined in Section 13(d)(3) of the Act, becomes the beneficial owner of Shares having fifty (50) percent or more of total number of votes that may be cast for the election of Directors; or

(ii) as a result of, or in connection with, a contested election for Directors, persons who were Directors immediately before such election shall cease to constitute a majority of the Board.

"Code” means the Internal Revenue Code of 1986, as amended.

"Company” means each of Cavco Industries, Inc. and its Affiliates.

“Director” means an individual who is a member of the Board.

"Disability” means a disability that entitles the Participant to benefits under the long-term disability plan sponsored or adopted by a Company that covers the Participant.

"Employment” means employment with a Company.

"Expiration Date” means, as to an Award, that date which is seven years from the Grant Date of such Award or such other period (not beyond seven years) as the Administrator may determine.

"Fair Market Value” means the closing price per Share as of a particular date reported on the consolidated transaction reporting system for The Nasdaq Stock Market, Inc. or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was reported.

"Grant Date” means the date an Award is made to a Participant hereunder.

“Grant Price” means the Fair Market Value on the Grant Date.

“Option” means a non-qualified Option to purchase one more Shares granted under and pursuant to the Plan. A non-qualified Option does not satisfy the requirements of Section 422 of the Code, or any successor provision.

"Participant” means an employee or a nonemployee Director of a Company to whom an Award has been made under this Plan.

"Payout” means the issuance or delivery of shares that were the subject of a Restricted Stock Award or Restricted Stock Unit Award without restrictions.

"Payout Date” means the date a Award becomes payable pursuant to subsection 7(c)(iii).

"Plan” means this Cavco Industries, Inc. Stock Incentive Plan, as set forth herein and as may be amended from time to time.

"Restricted Stock” means a right to receive at Payout the number of Shares covered by an Award, subject to the terms of this Plan and the applicable Award Agreement. Restricted Stock does not represent any actual legal or beneficial interest in Cavco Industries.

“Restricted Stock Award” means an award of Restricted Stock granted to a Participant pursuant to any applicable terms, conditions and limitations as the Administrator may establish in order to fulfill the objectives of the Plan.

“Restricted Stock Unit” means a unit equal to one Share subject to the terms of the Plan and the applicable Award Agreement.

“Restricted Stock Unit Award” means an award of Restricted Stock Units granted to a Participant pursuant to any applicable terms, conditions and limitations as the Administrator may establish in order to fulfill the objectives of the Plan.

"Retirement”means the termination of a Participant’s Employment due to retirement on or after age 62 provided that the Participant has at least ten years of service with one or more Companies.

"Share” means a share of Cavco Industries common stock, par value $ .01, and any share or shares of capital stock or other securities of Cavco Industries hereafter issued or issuable upon, in respect of or in substitution or in exchange for each present share. Such shares may be unissued or reacquired shares, as the Board, in its sole and absolute discretion, shall from time to time determine.

"Termination Date” means the last date on which the Participant is carried on a Company’s payroll as an employee.

3.	Eligibility. Certain officers, Directors, and key employees of the Company and individuals who have agreed to become employees of the Company and are expected to become such employees within the following six months are eligible for Awards under this Plan, as determined in the sole discretion of the Administrator. The Administrator shall select the Participants in the Plan from time to time as evidenced by the grant of Awards under the Plan.

4.	Plan Administration. The Plan shall be administered by the Administrator, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. The Administrator shall determine all terms and conditions of the Awards. The Administrator may, in its discretion, provide for the extension of the exercisability of an Option, accelerate the vesting, exercisability, or Payout of an Award, eliminate or make less restrictive any restrictions contained in an Award Agreement, waive any restriction or other provision of this Plan or an Award Agreement or otherwise amend so as to reduce the exercise price thereof, or modify an Award in any manner that is either (i) not adverse to the Participant holding the Award or (ii) consented to by such Participant, provided, however, that except for adjustments described in Section 11, the Grant Price of any Option shall not be amended, and no option may be granted in exchange for a previously granted option if the exercise price of the previously granted option is greater than the exercise price of the replacement option. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator deems necessary or desirable to further the purposes of the Plan. Any decision of the Administrator in the interpretation and administration of the Plan is final, conclusive and binding on all parties concerned.

5.	Delegation of Authority. The Administrator may delegate to one or more employees of the Company the performance of non-discretionary functions under this Plan.

6.	Shares Available for Awards. Subject to Section 11 below, the maximum number of Shares that may be awarded under this Plan is 450,000, provided that no more than 200,000 of such Shares will be subject to awards of Restricted Stock or Restricted Stock Units. Shares covered by Options that terminate or are canceled prior to exercise and Shares of Restricted Stock or Shares covered by Restricted Stock Units returned to the Company will again be available for grants of Options, Restricted Stock Awards, and Restricted Stock Unit Awards. Also, if the Option price or any applicable tax withholding obligation payable upon exercise of an Option is satisfied by the tender or withholding of Shares, the number of Shares so tendered or withheld will be eligible for grants of Options, Restricted Stock Awards, and Restricted Stock Unit Awards under this Plan. The Administrator may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Awards.

7.	Awards. The granting of Awards under this Plan shall be entirely discretionary, and nothing in this Plan shall be deemed to give any employee of the Company any right to participate in this Plan or to be granted an Award. Awards shall be granted to Participants at such times and subject to Section 6 above, in such amounts as the Administrator, in its sole and absolute discretion, shall determine.

(a) Cash Award. An Award to an officer or key employee of the Company may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Administrator in order to fulfill the objectives of the Plan.

(b) Option. An Award to an officer, key employee, or Director of the Company may be in the form of an Option. The Grant Price of an Option shall be not less than 100% of the Fair Market Value of the Shares subject to such Option on the Grant Date. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the Grant Price, the term of the Options and the date or dates upon which they become exercisable, shall be determined by the Administrator.

(i) Option Period. Options will become exercisable at such time or times not more than seven (7) years from the Grant Date as may be provided by the applicable Award Agreement, subject to the following limits:

(A) Except as is otherwise provided in the Award Agreement and as provided below in this subsection (A), all rights to exercise an Option shall terminate within four (4) months after the date the optionee ceases to be an employee of the Company, or ceases to be a Director, whichever may occur later, for any reason other than death or Disability (but in no event later than the end of the original period of the Option). In the event of an optionee’s death, an Option will terminate fifteen (15) months thereafter. In the event of an optionee’s Disability and resulting termination of Employment, an Option will terminate six (6) months after such optionee’s Employment Termination Date. However, if an Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an employee, ceases to be an employee), has at least ten (10) years of service as a Director, then all Shares subject to such Option will vest on the date the Director ceases to be a Director, and all rights to exercise such Option will terminate three (3) years thereafter. Also, if an Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an employee, ceases to be an employee), has less than ten (10) years of service as a Director, then all rights to exercise such Options will terminate three (3) months after he or she ceases to be a Director.

(B) The Administrator may, in its discretion, grant a new Option or amend an outstanding Option to provide an extended period of time during which an optionee can exercise such Option to the maximum permissible exercise period (seven (7) years from the original Grant Date) for which such Option would have been exercisable in the absence of the optionee’s ceasing to be an employee of the Company or ceasing to be a Director. In no case may any Option be exercised later than seven years from the Grant Date. If the Employment of the optionee or the optionee’s service as a Director is terminated for cause, the Option shall thereafter be null and void for all purposes.

(ii) Payment of Option/Exercise Price. The exercise price of an Option may be paid in cash, by check or wire transfer or, with the consent of the Administrator, by delivery of Shares, including actual or deemed multiple exchanges of Shares.

(c) Restricted Stock Award/Restricted Stock Unit Award. An Award to an officer, key employee, or Director of the Company may be in the form of a Restricted Stock Award or Restricted Stock Unit Award. The term of a Restricted Stock Award or Restricted Stock Unit Award shall run from the Grant Date to the Expiration Date, subject to early Payout or forfeiture as described below. Credit for cash dividends on Restricted Stock or Restricted Stock Unit may be allowed (or accrued) prior to Payout.

(i)Vesting of Awards.

(A) Unless different terms are set by the Administrator, a Restricted Stock Award or Restricted Stock Unit Award shall be immediately 25% vested on its Grant Date and shall become vested in cumulative 25% increments on each of the first through third anniversaries of such Grant Date, so that on the third anniversary of the Grant Date the Award will be 100% vested; provided, however, that the Participant must be in continuous Employment from the Grant Date through the date of the applicable anniversary in order for the Restricted Stock Award or Restricted Stock Unit Award to vest.

(B) A Participant’s Restricted Stock Award or Restricted Stock Unit Award shall be fully vested, irrespective of the limitations set forth in subparagraph (A) above, in the event of (i) a Change in Control, as provided for in Section 8 below, provided that the Participant has been in continuous Employment from the Grant Date until the date of such Change in Control or (ii) Retirement of the Participant.

(ii)Forfeiture of Restricted Stock Awards or Restricted Stock Unit Awards. Except as otherwise provided in subsection (i) above and the applicable Award Agreement, if a Participant’s Employment is terminated for any reason, the Participant shall forfeit his or her Restricted Stock Award(s) or Restricted Stock Unit Award(s) with respect to any portion that is not vested as of such Participant’s Termination Date and such portion will be transferred at no cost to Cavco Industries unless otherwise determined by the Administrator.

(iii)Payouts of Restricted Stock Awards and Restricted Stock Unit Awards. Payouts will occur as follows:

(A) Automatic Payout on Expiration Date. When a Participant’s Restricted Stock Award or Restricted Stock Unit Award has vested, such Award shall have an automatic Payout on the Expiration Date of such Restricted Stock Award or Restricted Stock Unit Award.

(B)Early Payouts. In addition to automatic Payout on the Expiration Date, there may be an early Payout of the vested portion of an Restricted Stock Award or Restricted Stock Unit Award as follows:

(1)Termination of Employment (whether voluntary or involuntary). The vested portion of each Restricted Stock Award or Restricted Stock Unit Award shall have an automatic Payout on the

Participant’s Termination Date.

(2)Death. If a Participant dies prior to the Expiration Date, such Participant’s Restricted Stock Award or Restricted Stock Unit Award, to the extent vested, shall have an automatic Payout as of the date of the Participant’s death and be made to the Participant’s Beneficiary.

(3)Disability. Prior to the Expiration Date, a Restricted Stock Award or Restricted Stock Unit Award, with the approval of the Administrator, shall both be fully vested and have an automatic Payout on the date selected by the Administrator on or after the date the Participant satisfies the definition of Disability.

(4)Early Payout Request. A Participant may request that the Administrator consider an early Payout to him or her with respect to any vested portion of a Restricted Stock Award or Restricted Stock Unit Award. The Administrator will consider such request at such time as it deems appropriate and determine in its sole and absolute discretion whether to allow such early Payout, and then notify the Participant of its decision.

(iv)Form of Payout. As soon as practicable following a determination that Payout of a Participant’s Restricted Stock Award or Restricted Stock Unit Award shall be made as described in paragraph (iii), but not later than five (5) business days after the required Payout Date, Cavco Industries shall make a Payout to the Participant. All Payouts shall be made in Shares except that no fractional Shares will be issued and in lieu thereof cash will be paid to the Participant.

(v)Delivery of Share Certificates. As promptly as may be practicable following a Payout, Cavco Industries shall make delivery of one or more Share certificates, either by delivery of a physical certificate or an electronic transfer to a broker, for the appropriate number of Shares.

(d)Performance Award. The Administrator may determine that an Award will be subject to restriction until one or more pre-established, objective performance goals established by the Administrator have been achieved. With respect to any such Award, the restrictions will lapse and the Award will vest only upon achievement of the goals. A performance goal may be based on one or more business criteria that apply to the recipient, one or more business units of Cavco Industries or Cavco Industries and its Affiliates as a whole, and may include one or more of the following criteria: operating income, operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), pre-tax income, net income, net earnings per Share, net earnings per Share growth, return on beginning stockholders’ equity, return on average net assets, total Shareholder return relative to other companies in a relevant industry group, debt/capitalization ratio and customer satisfaction. A performance goal need not be based upon an increase or positive result under a particular business criterion but may include, for example, maintaining the status quo or limiting economic losses, as measured by reference to such criterion. Performance goals must be established prior to the earlier to occur of ninety (90) days after the commencement of the period of service to which the goals relate and the lapse of twenty-five (25) percent of the period of service. Prior to the lapse of any applicable restrictions and the vesting of any Award based on the achievement of performance goals, the Administrator must determine that the applicable performance goals were, in fact, satisfied.

(e) Notwithstanding anything contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i) No individual may be awarded Options (including Options awarded as Performance Awards) that are exercisable for more than 450,000 Shares in any one-year period;

(ii) No individual may be awarded a Restricted Stock Award or Restricted Stock Unit Award subject to performance goals designed to comply with Section 162(m) of the Code on more than $1,000,000 in any one-year period (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter referred to as the “Stock Based Awards Limitations”); and

(iii) No individual may be awarded a Cash Award subject to performance goals designed to comply with Section 162(m) of the Code having a value of more than $1,000,000 in any one-year period.

8.	Change in Control. Notwithstanding the provisions of Section 7 hereof, unless otherwise expressly provided in the applicable Award Agreement, or as otherwise specified in the terms of an Award, in the event of a Change in Control during a Participant’s employment (or service as a nonemployee Director) with the Company or one of its Affiliates, each Award granted under this Plan to the Participant shall become immediately vested and fully exercisable, with performance-based awards vested at target level (regardless of the otherwise applicable vesting or exercise schedules or performance goals provided for under the Award Agreement or the terms of the Award); provided however, that this Section 8 shall not apply with respect to Awards that have expired or been terminated, canceled or forfeited.

9.	Tax Withholding. Cavco Industries may satisfy withholding obligations with respect to any Award or Payout by retaining at the time of Award or Payout, as appropriate, a number of Shares, based on the Fair Market Value on such date, for payment of taxes required by law.

10.	Non-Assignability. Unless otherwise determined by the Administrator and provided in the applicable Award Agreement, no Award or Payout or any other benefit under this Plan shall be assignable or otherwise transferable except to a Beneficiary or by will, the laws of descent and distribution or a domestic relations order, and during the lifetime of the optionee the Option may be exercised only by the optionee or the optionee’s guardian or legal representative. The Administrator may prescribe other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 11 shall be null and void.

11.	Changes in Shares and Certain Corporate Transactions.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of Cavco Industries or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of Cavco Industries or its business or any merger or consolidation of Cavco Industries, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Shares) or the dissolution or liquidation of Cavco Industries, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding Shares, declaration of a dividend payable in Shares or other stock split, then (i) the number of Shares reserved under this Plan, (ii) the number of Shares covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of Cavco Industries, any consolidation or merger of Cavco Industries with another corporation or entity, the adoption by Cavco Industries of any plan of exchange affecting Shares or any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), the Board shall make appropriate adjustments to (x) the number of Shares reserved under this Plan and (y)(i) the number of Shares covered by Awards, (ii) the Grant Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Administrator shall be authorized (x) to issue new Awards in substitution for previously issued compensatory awards, including Awards, as deemed appropriate by the Board or (y) to reflect the assumption of, any other compensatory award (including Awards), whether or not awarded under the Plan.

12.	Requirements of Law. Notwithstanding anything herein to the contrary, Cavco Industries shall not be required to issue Shares under any Restricted Stock Award or Restricted Stock Unit Award if the issuance thereof would constitute a violation by the Participant or Cavco Industries of any provisions of any law or regulation of any governmental authority or any national securities exchange, automated quotation system or other self regulated organization, and as a condition of any issuance of Shares under any Restricted Stock Award or Restricted Stock Unit Award, Cavco Industries may require such agreements or undertakings, if any, as Cavco Industries may deem necessary or advisable to ensure compliance with any such law or regulation.

13.	Amendment, Suspension or Termination. The Board may amend, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant, (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of Cavco Industries to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which Cavco Industries’s stock is listed or automated quotation system or other self regulated organization to which such stock is admitted for trading and (iii) after the Plan has been approved by the stockholders of Cavco Industries, the Board may not, except pursuant to Section 12 hereof, amend the Plan to increase the maximum number of Shares subject hereto or decrease the option Price below 100% of the fair market value at the time of grant.

14.	Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants representing Awards, any such accounts shall be used merely as a bookkeeping convenience. Cavco Industries shall not be required to segregate any assets that may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall Cavco Industries, the Board or the Administrator be deemed to be a trustee of any Awards to be granted under this Plan. Any liability or obligation of Cavco Industries to any Participant with respect to a grant of Awards under this Plan shall be based solely upon any contractual obligations that may be created under this Plan, and no such liability or obligation of Cavco Industries shall be deemed to be secured by any pledge or other encumbrance on any property of Cavco Industries. None of Cavco Industries or any other Company, the Board or the Administrator shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

Notwithstanding the foregoing, upon the occurrence of a Change in Control, each Company whose employees are Participants shall, as soon as possible, but in no event longer than 15 days following the Change in Control, make an irrevocable contribution to a trust established by Cavco Industries in an amount sufficient to fully pay the entire benefit to which each Participant employed by such company would be entitled pursuant to the terms of this Plan as of the date on which such Change in Control occurs. In its sole discretion, Cavco Industries may establish such a trust at any time prior to a Change in Control and may make contributions to such trust in Shares or in cash which would be used to acquire Shares to transfer to Participant. Any such trust shall be designed to assist Cavco Industries in satisfying its obligations under this Plan; but it shall remain subject to the claims of its creditors.

15.	No Employment Guaranteed. No provision of this Plan or any Award Agreement hereunder shall confer any right upon any employee to continued Employment with the Company.

16.	Stockholder Rights. A recipient of an Option shall have no rights as a holder of the Shares subject thereto unless and until the Option has been exercised in accordance with this Plan and the Award Agreement. Unless specifically provided otherwise in the applicable Award Agreement, and in accordance with the terms of the Plan, the recipient of any Restricted Stock Award or Restricted Stock Unit Award shall be the record owner of the such Shares, and have all the rights of a stockholder with respect to such Shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares.

17.	Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Act or other securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

18.	Indemnification. Neither the members of the Board nor any member of the Compensation Committee, acting in the capacity of Administrator, shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Award granted under it, and the members of the Board and the Administrator shall be entitled to indemnification and reimbursement by Cavco Industries in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law and under any Directors and officers liability or similar insurance coverage that may be in effect from time to time.

19.	Release. Any issuance or transfer of Shares to a Participant or to his legal representative, heir, legatee or distributee in accordance with the provisions hereof shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Board or Administrator may require any Participant or legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.